SHARE EXCHANGE AGREEMENT

by and among

DLD GROUP, INC.,
a Nevada Company

and

DLD GREAT INDUSTRY LIMITED,
a British Virgin Islands Company

and

SHAREHOLDERS OF DLD GREAT INDUSTRY LIMITED
LISTED ON EXHIBIT A

Dated as of December 30, 2014

SHARE EXCHANGE AGREEMENT

                   THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 30, 2014, is by and among DLD Group, Inc., a Nevada corporation (“DLD Group”), DLD Great Industry Limited, a British Virgin Islands company (“DLD Great Industry”), and the shareholders of DLD Great Industry identified on Exhibit A hereto (together referred to herein as the “DLD Great Industry Shareholders,” each an “DLD Great Industry Shareholder”). Each party to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

PREMISES

WHEREAS, DLD Group is a publicly held corporation organized under the laws of the state of Nevada with no significant operations;

WHEREAS, Marcel Willoughby (the “Principal Shareholder”) is currently the Principal Shareholder of DLD Group owning, directly or indirectly, 71,500 shares of DLD Group Common Stock (as defined in Section 2.2 below), representing approximately 71.35% of the issued and outstanding DLD Group Common Stock as of the date hereof;

WHEREAS, DLD Great Industry Limited is a limited liability company organized under the laws of the British Virgin Islands (“DLD Great Industry”) with 58,200 ordinary shares and 1,800 series A preferred shares issued and outstanding (the “DLD Great Industry Shares”), all of which are owned, directly or indirectly, by DLD Great Industry Shareholders set forth on Exhibit A. DLD Great Industry owns 100% of the issued and outstanding capital stock of DLD International Group Limited (“DLD International”), a Hong Kong company. DLD International is the holder of 100% of the issued and outstanding capital stock of Beijing DLD Enterprise Management Consulting Co., Ltd. (“Beijing DLD”), a wholly owned foreign enterprise organized under the laws of the People’s Republic of China (the “PRC”);

WHEREAS, DLD Group agrees to acquire 100% of the issued and outstanding capital stock of DLD Great Industry in exchange for the issuance of 2,000,000 shares of DLD Group Common Stock (the “Exchange”), representing approximately 95.2 3% of the shares outstanding of DLD Group at the Closing of the Share Exchange and each DLD Great Industry Shareholder agrees to exchange its shares of DLD Great Industry on the terms described herein; and

WHEREAS, the parties hereto intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES
OF DLD GREAT INDUSTRY

As an inducement to, and to obtain the reliance of, DLD Group, and except as set forth in the corresponding disclosure schedules delivered by DLD Great Industry in connection with this Agreement (the “DLD Great Industry Schedules”), DLD Great Industry represents and warrants, as of the date hereof and as of the Closing Date (defined in Section 4.2”), as defined below, as follows:

                   1.1 Organization. DLD Great Industry is a corporation duly organized, validly existing, and in good standing under the laws of British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in Schedule 1.1 of the DLD Great Industry Schedules are complete and correct copies of the articles of association (such documents, or other equivalent corporate organizational documents, the “Organizational Documents”) of DLD Great Industry as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the Transactions (as defined in Section 1.4) will not, violate any provision of DLD Great Industry’ Organizational Documents. DLD Great Industry has full power, authority, and legal right and has taken all action required by law, its Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement and to consummate the Transactions.

                   1.2 Capitalization. DLD Great Industry has authorized capital stock consisting of 98,200 ordinary shares with a par value of $1.00 per share and 1,800 Series A Preferred Shares with a par value of $1.00 per share, of which 58,200 ordinary shares and 1,800 Series A Preferred Shares are currently issued and outstanding, and have not been or, with respect to DLD Great Industry Shares, will not be transferred in violation of any rights of third parties. The DLD Great Industry Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling DLD Great Industry to issue, sell, redeem or purchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for DLD Great Industry Shares. All of the DLD Great Industry Shares are owned of record and beneficially by the DLD Great Industry Shareholders free and clear of any liens, claims, encumbrances, or restrictions of any kind.

                   1.3 Subsidiaries and Predecessor Corporations. Except as set forth in Schedule 1.3 of the DLD Great Industry Schedules, DLD Great Industry does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation. Hereinafter, the term “DLD Great Industry” also includes those subsidiaries set forth in Schedule 1.3 of the DLD Great Industry Schedules.

                   1.4 Authority; Execution and Delivery; Enforceability of Agreement. DLD Great Industry has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the “Transactions”). The execution and delivery by DLD Great Industry of this Agreement and the consummation by DLD Great Industry of the Transactions have been duly authorized and approved by the board of directors of DLD Great Industry and no other corporate proceedings on the part of DLD Great Industry are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against DLD Great Industry in accordance with its terms.

                   1.5 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the Transactions will not result in the material breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement, or instrument to which DLD Great Industry is a party or to which any of its assets, properties or operations are subject.

                   1.6 Taxes.

                               (a) DLD Great Industry has timely filed, or has caused to be timely filed on its behalf, all tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on DLD Great Industry. All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on DLD Great Industry. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of DLD Great Industry know of no basis for any such claim.

                               (b) The DLD Great Industry Financial Statements (as defined in Section 1.15 hereof) reflect an adequate reserve for all taxes payable by DLD Great Industry and its Subsidiaries (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any taxes has been proposed, asserted or assessed against DLD Great Industry or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on DLD Great Industry.

                   1.7 Absence of Certain Changes or Events. Since the date of the most recent DLD Great Industry Balance Sheet (defined in Section 1.15):

                               (a) There has not been any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of DLD Great Industry;

                               (b) Except as required by this Agreement, DLD Great Industry has not (i) amended its Organizational Documents; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

                               (c) Except as required by this Agreement, DLD Great Industry has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

                   1.8 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or to the knowledge of DLD Great Industry after reasonable investigation, threatened by or against DLD Great Industry or any of its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. DLD Great Industry does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

                   1.9 Compliance with Applicable Laws. To the best of its knowledge, DLD Great Industry has conducted its business and operations in compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on DLD Great Industry. DLD Great Industry has not received any written communication during the past two years from a governmental entity that alleges that DLD Great Industry is not in compliance in any material respect with any applicable law.

                   1.10 Brokers’ Fees. Except as set forth in Schedule 1.10, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DLD Great Industry.

                   1.11 Contracts.

                               (a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which DLD Great Industry is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth in Schedule 1.11 of the DLD Great Industry Schedules. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which would be required to be disclosed in connection with a current report on Form 8-K by DLD Great Industry if DLD Great Industry were a registrant subject to Rule 13a-1 and Rule 13a-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

                               (b) All contracts, agreements, franchises, license agreements, and other commitments to which DLD Great Industry is a party or by which its properties are bound and which are material to the operations of DLD Great Industry taken as a whole are valid and enforceable by DLD Great Industry in all respects, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought (collectively, “Bankruptcy and Equity Exceptions”); and

                               (c) Except as included or described in Schedule 1.11 of the DLD Great Industry Schedules, DLD Great Industry is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of DLD Great Industry.

                   1.12 Title to Properties. Except as disclosed in Schedule 1.12, DLD Great Industry does not own any real property.

                   1.13 Intellectual Property. Except as disclosed in Schedule 1.13, DLD Great Industry does not own, nor is validly licensed nor otherwise has the right to use, any DLD Great Industry property rights. No claims are pending or, to the knowledge of DLD Great Industry, threatened that DLD Great Industry is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

                   1.14 Insurance. Except as disclosed in Schedule 1.14, DLD Great Industry does not currently maintain any form of insurance.

                   1.15 Financial Statements.

                               (a) Included in Schedule 1.15 of the Ingenuous Schedules are (i) the audited balance sheets of DLD Great Industry, as of December 31, 2013 (the “DLD Great Industry Balance Sheets”) and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2013 and December 31, 2012, together with the notes to such financial statements and the opinion of the independent certified public accountants, and (b) the unaudited balance sheet of DLD Great Industry as of September 30, 2014 (together with the balance sheets of DLD Great Industry as of December 31, 2013, the “DLD Great Industry Balance Sheets”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the nine-months period ended September 30, 2014 (the financial statements referred to in (a) and (b) collectively, the “DLD Great Industry Financial Statements”).

                               (b) The DLD Great Industry Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved. The DLD Great Industry Balance Sheets are true and accurate and fairly present as of their respective dates the financial condition of DLD Great Industry. As of the date of the DLD Great Industry Balance Sheets, except as and to the extent reflected or reserved against therein, DLD Great Industry had no liabilities or obligations (absolute or contingent) which should be reflected in the DLD Great Industry Balance Sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and fairly present the value of the assets of DLD Great Industry, in accordance with GAAP. The statements of operations, stockholders’ equity and cash flows included in the DLD Great Industry Financial Statements reflect fairly the information required to be set forth therein by GAAP.

                               (c) DLD Great Industry has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

                               (d) DLD Great Industry has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

                               (e) All of DLD Great Industry’ assets are reflected on the DLD Great Industry Financial Statements, and, except as set forth in the DLD Great Industry Schedules or the DLD Great Industry Financial Statements, DLD Great Industry has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

                   1.16 Transactions with Affiliates and Employees. Except as set forth in Schedule 1.16 of the DLD Great Industry Schedules, none of the officers or directors of DLD Great Industry and, to the knowledge of DLD Great Industry, none of the employees of DLD Great Industry is presently a party to any transaction with DLD Great Industry or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of DLD Great Industry, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                   1.17 Investment Company. DLD Great Industry is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

                   1.18 Foreign Corrupt Practices.

Neither DLD Great Industry, nor, to DLD Great Industry’s knowledge, any director, officer, agent, employee or other person acting on behalf of DLD Great Industry, in the course of its actions for, or on behalf of, DLD Great Industry (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                   1.19 Sarbanes-Oxley; Disclose Controls. DLD Great Industry will be in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it after the Exchange. DLD Great Industry shall establish disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for DLD Great Industry and design such disclosure controls and procedure to ensure that material information relating to DLD Great Industry is made know to the certifying officers by others within those entities.

                   1.20 Approval of Agreement. The board of directors of DLD Great Industry has authorized the execution and delivery of this Agreement by DLD Great Industry and has approved this Agreement and the Transactions.

                   1.21 Valid Obligation. This Agreement and all agreements and other documents executed by DLD Great Industry in connection herewith constitute valid and binding obligations of DLD Great Industry, enforceable in accordance with their respective terms, except as may be limited by Bankruptcy and Equity Exceptions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF DLD GROUP

As an inducement to, and to obtain the reliance of, DLD Great Industry, and except as set forth in the corresponding disclosure schedules delivered by DLD Great Industry in connection with this Agreement (the “DLD Group Schedules”), DLD Great Industry represents and warrants, as of the date hereof and as of the Closing Date (defined in Section 4.2”), as defined below, as follows:

                   2.1 Organization

                   DLD Group is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in Schedule 2.1 of the DLD Group Disclosure Schedules are complete and correct copies of the Organizational Documents of DLD Group as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of DLD Group’s Organizational Documents. DLD Group has full power, authority, and legal right and has taken all action required by law, its Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement and to consummate the Transactions.

                   2.2 Capitalization. The authorized capital stock of DLD Group consists of 200,000,000 shares of common stock, par value $0.001 per share (“DLD Group Common Stock”), of which 100,215 shares are issued and outstanding immediately prior to the consummation of the Closing which such class of DLD Group Common Stock has been registered with the U.S. Securities and Exchange Commission (“SEC”) pursuant to an effective registration statement on Form 10. All issued and outstanding shares of DLD Group Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

                   2.3 Subsidiaries and Predecessor Corporations. Except as set forth in Schedule 2.3 of the DLD Group Schedules, DLD Group does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

                   2.4 Financial Statements.

(a) Copies of (a) the audited balance sheet of DLD Group as of December 31, 2013 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2013, together with the notes to such statements and the opinion of Liggett, Vogt & Webb, P.A., independent certified public accountants, and (b) the unaudited balance sheet of DLD Group as of September 30, 2014 (together with the balance sheets of DLD Group as of December 31, 2013, the “DLD Group Balance Sheets”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the nine-month period ended September 30, 2014 (the financial statements referred to in (a) and (b) collectively, the “DLD Group Financial Statements”) have been filed with the SEC.

(b) The DLD Group Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved. The DLD Group Balance Sheets are true and accurate and fairly present as of their respective dates the financial condition of DLD Group. As of the respective dates of the DLD Group Balance Sheets, except as and to the extent reflected or reserved against therein, DLD Group had no liabilities or obligations (absolute or contingent) which should be reflected in the DLD Group Balance Sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and fairly present the value of the assets of DLD Group, in accordance with GAAP. The statements of operations, stockholders’ equity and cash flows in the DLD Group Financial Statements reflect fairly the information required to be set forth therein by GAAP.

(c) DLD Group has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) DLD Group has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) All of DLD Group’s assets are reflected on the DLD Group Financial Statements, and, except as set forth in the DLD Group Schedules or the DLD Group Financial Statements, DLD Group has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(f) DLD Group shall have no liabilities on the Closing Date (as defined in Section 4.2).

                   2.5 Information. The information concerning DLD Group set forth in this Agreement and the DLD Group Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

                   2.6 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued capital stock of DLD Group (including, but not limited to, the DLD Group Common Stock).

                   2.7 Absence of Certain Changes or Events. Since the date of the most recent DLD Group Balance sheet:

                                        (a) There has not been any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of DLD Group;

                                        (b) Except as required by this Agreement, DLD Group has not (i) amended its Organizational Documents; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

                                        (c) Except as required by this Agreement, DLD Group has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

                   2.8 Litigation and Proceedings

                   There are no actions, suits, proceedings or investigations pending or, to the knowledge of DLD Group after reasonable investigation, threatened by or against DLD Group or affecting DLD Group or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. DLD Group does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

                   2.9 Contracts. Except as set forth in Schedule 2.9 of the DLD Group Schedules, DLD Group is not a party to, and neither it nor any of its assets, products, technology and properties are bound by:

                                        (a) any contract, agreement, franchise, license, debt instrument, or other commitment, whether such agreement is in writing or oral;

                                        (b) any charter or other corporate restriction, except as set forth in the Organizational Documents of DLD Group;

                                        (c) any judgment, order, writ, injunction, decree, or award; or

                                        (d) any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of DLD Group.

                   2.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which DLD Group is a party or to which any of its assets, properties or operations are subject.

                   2.11 Compliance With Laws and Regulations. To the best of its knowledge, DLD Group has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

                   2.12 Approval of Agreement. The board of directors of DLD Group has authorized the execution and delivery of this Agreement by DLD Group and has approved this Agreement and the Transactions.

                   2.13 Material Transactions or Affiliations. Except for this Agreement and the Contemplated Transactions, there exists no contract, agreement or arrangement between DLD Group and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by DLD Group to own beneficially, five percent (5%) or more of the issued and outstanding DLD Group Common Stock and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the date hereof. Neither any officer, director, nor five percent (5%) stockholder of DLD Group has, or has had since inception of DLD Group, any known interest, direct or indirect, in any such transaction with DLD Group which was material to the business of DLD Group. DLD Group has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

                   2.14 Bank Accounts; Power of Attorney. Set forth in Schedule 2.14 of the DLD Group Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by DLD Group within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of DLD Group, (b) all safe deposit boxes and other similar custodial arrangements maintained by DLD Group within the past twelve (12) months, (c) the check ledger for the last twelve (12) months, (d) the names of all persons holding powers of attorney from DLD Group or who are otherwise authorized to act on behalf of DLD Group with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations, and (e) a list of all the current officers and directors of DLD Group.

                   2.15 Valid Obligation.

                   This Agreement and all agreements and other documents executed by DLD Group in connection herewith constitute the valid and binding obligations of DLD Group, enforceable in accordance with their respective terms, except as may be limited by Bankruptcy and Equity Exceptions.

                   2.16 Exchange Act Compliance. DLD Group has timely filed all reports, statements, and other information required to be filed by it under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and DLD Group is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except were a failure to so comply is not reasonably likely to have a Material Adverse Effect on DLD Group.

                   2.17 Shell Company. DLD Group is currently a “shell company” as defined in Rule 12b-2 of the Exchange Act.

                   2.18 OTCBB. DLD Group is currently quoted on the Over-The-Counter Bulletin Board (“OTCBB”) and meets all requirements to be listed on the OTCBB.

                   2.19 SEC Filings; Financial Statements.

                                         (a) DLD Group has made available to DLD Great Industry a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by DLD Group with the SEC for the 36 months prior to the date of this Agreement (the “DLD Group SEC Reports”), which, to DLD Group’s knowledge, are all the forms, reports and documents filed by DLD Group with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to DLD Group’s knowledge, the DLD Group SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DLD Group SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                        (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the DLD Group SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of DLD Group at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on DLD Group taken as a whole.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE DLD GREAT INDUSTRY SHAREHOLDERS

Each DLD Great Industry Shareholder hereby represents and warrants, severally and not jointly, to DLD Group as follows.

                   3.1 Good Title.

Each of the DLD Great Industry Shareholders is the record and beneficial owner, and has good title to its DLD Great Industry Shares, with the right and authority to sell and deliver such DLD Great Industry Shares, and upon consummation of the transactions contemplated herein, DLD Group will acquire from such DLD Great Industry Shareholder good and marketable titles of DLD Great Industry Shares, free and clear of all liens expecting only such restrictions upon future transfers by DLD Group, if any, as may be imposed by applicable law.

                   3.2 Power and Authority. Each of the DLD Great Industry Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. All acts required to be taken by the DLD Great Industry Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the DLD Great Industry Shareholders, enforceable against the DLD Great Industry Shareholders in accordance with the terms hereof.

                   3.3 No Conflicts. The execution and delivery of this Agreement by the DLD Great Industry Shareholders and the performance by the DLD Great Industry Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the DLD Great Industry Shareholders and (c) will not violate or breach any contractual obligation to which each of the DLD Great Industry Shareholders is a party.

                   3.4 Finder’s Fee. Each of the DLD Great Industry Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

                   3.5 Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.1) proposed to be acquired by the DLD Great Industry Shareholders hereunder will be acquired for investment for its own accounts, and not with a view to the resale or distribution of any part thereof, and each of the DLD Great Industry Shareholders has no present intention of selling or otherwise distributing the DLD Group Shares, except in compliance with applicable securities laws.

                   3.6 Sophistication. Each of the DLD Great Industry Shareholders is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in DLD Group.

                   3.7 Information. Each of the DLD Great Industry Shareholders has carefully reviewed such information as such DLD Great Industry Shareholder deemed necessary to evaluate an investment in DLD Group Common Stock. To the full satisfaction of the DLD Great Industry Shareholder, it has been furnished with all materials that it has requested relating to DLD Group and the issuance of DLD Group Shares hereunder, and each DLD Group Shareholder has been afforded the opportunity to ask questions of representatives of DLD Group to obtain any information necessary to verify the accuracy of any representations or information made or given to such DLD Great Industry Shareholder. Notwithstanding the following, nothing herein shall derogate from or otherwise modify the representations and warranties of DLD Group set forth in this Agreement, on which such DLD Great Industry Shareholder has relied in making an exchange of the DLD Great Industry Shares for DLD Group Shares.

                   3.8 Restricted Securities.

                          Each DLD Great Industry Shareholder understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the DLD Great Industry Shareholder pursuant hereto, Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of Exchange Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Exchange Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The DLD Great Industry Shareholder further acknowledges that if the Exchange Shares are issued to the DLD Great Industry Shareholder in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The DLD Great Industry Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                   3.9 Acquisition of Exchange Shares for Investment.

                                        (a)        Each DLD Great Industry Shareholder is acquiring the Exchange Shares for investment for DLD Great Industry Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each DLD Great Industry Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each DLD Great Industry Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

                                        (b)        Each DLD Great Industry Shareholder represents and warrants that it: (i) can bear the economic risk of its respective investments, and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in DLD Group and its securities.

                                        (c)        Each DLD Great Industry Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such DLD Great Industry Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S. Each Non-U.S. Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States. Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

                                        (d)        Each DLD Great Industry Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such DLD Great Industry Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”). Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such DLD Great Industry Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to DLD Group prior to Closing as may be requested by DLD Group to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such DLD Great Industry Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

                                        (e)        Each DLD Great Industry Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

                                        (f)        Each DLD Great Industry Shareholder acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in DLD Group and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such DLD Great Industry Shareholder under Regulation D has been furnished to such DLD Great Industry Shareholder by DLD Group. To the full satisfaction of each DLD Great Industry Shareholder, he has been furnished all materials that he has requested relating to DLD Group and the issuance of the Exchange Shares hereunder, and each DLD Great Industry Shareholder has been afforded the opportunity to ask questions of DLD Group’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the DLD Great Industry Shareholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of DLD Group set forth in this Agreement, on which each of the DLD Great Industry Shareholders have relied in making an exchange of its shares DLD Great Industry for the Exchange Shares.

                                        (g)        Each DLD Great Industry Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely. Each DLD Great Industry Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, DLD Group’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

                                        (h)        The DLD Great Industry Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the DLD Great Industry Shareholder under this Section 3.10 shall survive the Closing (as defined in .

                   3.10 Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The DLD Great Industry Shareholder consents to DLD Group making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

                   4.1 Exchange DLD Great Industry Shares for DLD Group Common Stock.
On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and after the consummation of the transaction contemplated herein, the DLD Great Industry Shareholders shall assign, transfer and deliver to DLD Group, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the shares of DLD Great Industry Shares held by the Ingeniuos Shareholders; the objective of such Exchange being the acquisition by DLD Group of not less than 100% of the issued and outstanding DLD Great Industry Shares. In exchange for the transfer of such securities by the DLD Great Industry Shareholders, DLD Group shall issue to the DLD Great Industry Shareholders 2,000,000 shares of DLD Group Common Stock, representing approximately 95.23% of the total issued and outstanding DLD Group Common Stock (the “Exchange Shares”). At the closing of the transactions described in this Section 4.1 (the “Closing”), the DLD Great Industry Shareholders shall, upon surrender of their certificates representing the DLD Great Industry Shares to DLD Group or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing its interest in the DLD Group Shares. Upon consummation of the Transactions, all of the shares of capital stock of DLD Great Industry shall be held by DLD Group.

                   4.2 Closing and Actions at Closing. The closing of the Transactions shall take place commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transaction (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

                   4.3 Termination

                   This Agreement may be terminated by the board of directors of DLD Group or DLD Great Industry only in the event that DLD Group or DLD Great Industry do not meet the conditions precedent set forth in Articles VI and VII hereof. If this Agreement is terminated pursuant this Section 4.5, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

                   5.1 Access to Properties and Records

                   DLD Group and DLD Great Industry will each afford to the officers and authorized representatives of the other party full access to the properties, books and records of DLD Group or DLD Great Industry, as the case may be, in order that each party may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other party, and each party will furnish to the other party such additional financial and operating data and other information as to the business and properties of DLD Group or DLD Great Industry, as the case may be, as the other party shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other party with quarterly internally prepared and unaudited financial statements.

                    5.2 Delivery of Books and Records. At the Closing, DLD Great Industry shall deliver to DLD Group the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of DLD Great Industry now or then in the possession of DLD Great Industry or its representatives. DLD Group shall deliver to DLD Great Industry the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of DLD Group now or then in the possession of DLD Group or its representatives.

                   5.3 Third Party Consents and Certificates. DLD Group and DLD Great Industry agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

                   5.4 DLD Group Shareholder Meeting. DLD Group shall promptly call a special meeting of stockholders to be held on or prior to the Closing Date, at which meeting the shareholders of DLD Group shall be requested to approve, and the board of directors of DLD Group shall recommend the approval of, the terms of this Agreement, the Transactions, and such other matters as shall require stockholder approval hereunder. In addition, DLD Group shall promptly file with the SEC necessary disclosure statements required by federal securities laws.

                   5.5 Actions Prior to Closing.

                                                      (a) From and after the date of this Agreement until the Closing Date and except as set forth in the DLD Group Schedules or DLD Great Industry Schedules or as permitted or contemplated by this Agreement, DLD Group (subject to paragraph (b) below) and DLD Great Industry respectively, will each:

(i)	carry on its business in substantially the same manner as it has heretofore;

(ii)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)	perform in all material respects all of its obligations under any material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)	use its best efforts to maintain and preserve intact its business organization, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)

fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

                                                      (b) From and after the date of this Agreement until the Closing Date, neither DLD Group nor DLD Great Industry will:

(i)	make any changes in their Organizational Documents, including any change of name, except as contemplated by this Agreement;

(ii)

take any action described in Section 1.07, in the case of DLD Great Industry, or in Section 2.07, in the case of DLD Group (all except as permitted therein or as disclosed in the DLD Great Industry Schedules or DLD Group Schedules, as applicable);

(iii)

enter into or amend any contract, agreement, or other instrument of any of the types described in the DLD Great Industry Schedules or DLD Group Schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv)	sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

                   5.8 The Acquisition of DLD Group Common Stock. DLD Group and DLD Great Industry understand and agree that the consummation of the Transactions, including the issuance of the DLD Group Common Stock to DLD Great Industry Shareholder in exchange for the DLD Great Industry Shares as contemplated herein, constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state statutes. DLD Group and DLD Great Industry agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

                                                      (a) In connection with the Transactions, DLD Group and DLD Great Industry shall each file, with the assistance of the other party and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the stockholders of DLD Great Industry reside unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by such party to be appropriate.

                                                      (b) In order to more fully document reliance on the exemptions from registration as provided herein, DLD Great Industry, the DLD Great Industry Shareholder, and DLD Group shall execute and deliver to the other party, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as DLD Great Industry or DLD Group and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

                                                      (c) The DLD Great Industry Shareholder acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the Transactions are in fact exempt from registration or qualification.

                   5.9 Sales of Securities Under Rule 144, If Applicable.

                                                      (a) DLD Group will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its stockholders can sell restricted securities that have been held for one (1) year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

                                                      (b) Upon being informed in writing by any person holding restricted stock of DLD Group that such person intends to sell any shares under Rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), DLD Group will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

                                                      (c) If any certificate representing any such restricted stock is presented to DLD Group’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s), in each case with reasonable assurances that such endorsements are genuine and effective and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, DLD Group will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

                                                      (d) This Section 5.9 shall survive the Closing of this Agreement for a period of six (6) months.

                   5.10 Indemnification.

                                                      (a) DLD Great Industry hereby agrees to indemnify DLD Group and each of the officers, agents and directors of DLD Group as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I. The indemnification provided for in this paragraph shall survive the Closing and consummation of Transactions and termination of this Agreement for one (1) year following the Closing.

                                                      (b) Each DLD Great Industry Shareholder, agrees to indemnify DLD Group and each of the officers, agents and directors of DLD Group as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the Contemplated Transactions and termination of this Agreement for one (1) year following the Closing.

                                                      (c) DLD Group hereby agrees to indemnify DLD Great Industry and each of the officers, agents, and directors of DLD Great Industry and the DLD Great Industry Shareholder as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II. The indemnification provided for in this paragraph shall survive the Closing and consummation of the Contemplated Transactions and termination of this Agreement for one (1) year following the Closing.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS
OF DLD GROUP

The obligations of DLD Group under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

                   6.1 Accuracy of Representations and Performance of Covenants

                   The representations and warranties made by DLD Great Industry and the DLD Great Industry Shareholder in this Agreement were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date. DLD Great Industry shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by DLD Great Industry prior to or at the Closing.

                   6.2 Officer’s Certificate. DLD Group shall have been furnished with a certificate dated the Closing Date and signed by a director of DLD Great Industry, certifying that: (a) no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of DLD Great Industry, threatened, which might result in an action to enjoin or prevent the consummation of the Contemplated Transactions, or, to the extent not disclosed in the DLD Great Industry Schedules, by or against DLD Great Industry, which might result in any material adverse change in any of the assets, properties, business, or operations of DLD Great Industry, and (b) the conditions set forth in Sections 6.1, 6.4 and 6.5 have been satisfied.

                   6.3 Good Standing

                   DLD Group shall have received a certificate of good standing from a qualified attorney in the British Virgin Islands, dated as of a date prior to the Closing Date certifying that DLD Great Industry is in good standing as a corporation in the British Virgin Islands.

                   6.4 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the Transactions.

                   6.5 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of DLD Great Industry after the Closing Date on the basis as presently operated shall have been obtained.

                   6.6 Other Items. DLD Group shall have received such further opinions, documents, certificates or instruments relating to the Transactions as DLD Group may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF DLD GREAT INDUSTRY
AND THE DLD GREAT INDUSTRY STOCKHOLDER

The obligations of DLD Great Industry and the DLD Great Industry Shareholder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

                   7.1 Accuracy of Representations and Performance of Covenants. The representations and warranties made by DLD Group in this Agreement and by the Principal Shareholder in the Indemnity Agreement to be delivered on the Closing Date (the “Indemnity Agreement”) were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date. Each of DLD Group and the Principal Shareholder shall have performed and complied with all covenants and conditions required by this Agreement and the Indemnity Agreement to be performed or complied with by DLD Group and the Principal Shareholder (as the case may be) prior to or at the Closing.

                   7.2 Officer’s Certificate. DLD Great Industry shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of DLD Group, certifying that: (a) no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of DLD Group threatened, which might result in an action to enjoin or prevent the consummation of the Transactions, or, to the extent not disclosed in the DLD Group Schedules, by or against DLD Group, which might result in any material adverse change in any of the assets, properties or operations of DLD Group, and (b) the conditions set forth in Sections 7.1, 7.4, and 7.5 have been satisfied.

                   7.3 Good Standing. DLD Great Industry shall have received a certificate of good standing from the Secretary of State of the State of Nevada, dated as of a date within ten (10) days prior to the Closing Date, certifying that DLD Group is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

                   7.4 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the Transactions.

                   7.5 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of DLD Group after the Closing Date on the basis as presently operated shall have been obtained.

                   7.6 Other Items. DLD Great Industry and the DLD Great Industry Shareholder shall have received:

                                                      a) Letters from all creditors as to their satisfaction of liabilities; and

                                                      b) further opinions, documents, certificates, or instruments relating to the Transactions as DLD Great Industry and the DLD Great Industry Shareholder may reasonably request.

ARTICLE VIII
MISCELLANEOUS

                   8.1 Brokers. Except as set forth in the DLD Group Schedules and DLD Great Industry Schedules, DLD Group and DLD Great Industry agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation or execution of this Agreement or consummation of the Transactions. DLD Group and DLD Great Industry each agree to indemnify the other party against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the Contemplated Transactions based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

                   8.2 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada. Venue for all matters shall be in Nevada, without giving effect to principles of conflicts of law thereunder. Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

                   8.3 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by facsimile, overnight courier or registered mail or certified mail, postage prepaid, addressed to such address as provided by the parties or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (a) upon receipt, if personally delivered, (b) on the day after dispatch, if sent by overnight courier, (c) upon dispatch, if transmitted by facsimile and receipt is confirmed by telephone, or (d) three (3) days after mailing, if sent by registered or certified mail.

                   8.4 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

                   8.5 Confidentiality. Each party hereto agrees with the other parties that, unless and until the Transactions have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (a) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (b) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each party shall return to the other parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

                   8.6 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the Contemplated Transactions) or file any document, relating to this Agreement and Contemplated Transactions, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

                   8.7 Schedules; Knowledge. The DLD Great Industry Schedules and DLD Group Schedules referred to herein and delivered pursuant to and attached to this Agreement (collectively, “Schedules”) are integral parts of this Agreement. Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by cross-reference to another Schedule. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the business of DLD Great Industry or DLD Group, as the case may be, or is outside the ordinary course of business. DLD Great Industry is responsible for preparing the DLD Great Industry Schedules and DLD Group is responsible for preparing the DLD Group Schedules. Each of the DLD Great Industry Schedules and the DLD Group Schedules will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement, and the disclosure in any such numbered and lettered section of the DLD Great Industry Schedules or the DLD Group Schedules, as the case may be, shall qualify and shall be deemed to qualify such other paragraphs in this Agreement to the extent such qualification is reasonably apparent regardless of the absence of any express cross-reference to such other paragraph. Each party is presumed to have full knowledge of all information set forth in the other party’s Schedules delivered pursuant to this Agreement.

                  8.8 Third Party Beneficiaries. This contract is strictly between DLD Group, DLD Great Industry and the DLD Great Industry Shareholder, and, except as specifically provided, no director, officer, stockholder (other than the DLD Great Industry Shareholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

                   8.9 Expenses. Subject to Articles VI and VII above, whether or not the Exchange is consummated, each of DLD Group, the DLD Great Industry Shareholder and DLD Great Industry will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Contemplated Transactions.

                   8.10 Entire Agreement. This Agreement, together with the Schedules and any certificate or agreements delivered on the Closing Date, represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

                   8.11 Survival; Termination. Except as otherwise set forth in this Agreement, the representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of Transactions for a period of two (2) years.

                   8.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

                   8.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other parties shall be construed as a waiver or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

                   8.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Contemplated Transactions shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Contemplated Transactions.

                   8.15 References. References to Sections, Articles, Schedules or Exhibits in this Agreement shall be to Sections, Articles, Schedules or Exhibits to this Agreement unless explicitly provided otherwise.

[Remaining Page Left Blank Intentionally]

[Signature Page to Share Exchange Agreement]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first-above written.

DLD GROUP, INC.

By: _________________________
Name: Keren Zhao
Title: President

DLD GREAT INDUSTRY LIMITED

By: __________________________
Name: Fenglin Wang
Title: Chairman

DLD GREAT INDUSTRY SHAREHOLDERS

By: ____________________
Name: Fengling Wang

By: _____________________
Name: Ming Kuen Tong

EXHIBIT A
DLD GREAT INDUSTRY SHAREHOLDERS

Name	SHARES OWNED IN DLD GREAT INDUSTRY	SHARES EXCHANGING IN DLD GROUP
Fengling Wang	58,200 Ordinary Shares	1,940,000
Ming Kuen Tong	1,800 Series A Preferred Shares	60,000
Total Shares		2,000,000